Filed pursuant to Rule 424(b)(3)
Registration No. 333-160683

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated July 30, 2009)

GILAT SATELLITE NETWORKS LTD.

The information in this prospectus supplement (“Prospectus Supplement”) amends certain information set forth under the caption “Selling Shareholders”  in the prospectus of  Gilat Satellite Networks Ltd. (the “Company”), dated July 30, 2009, as supplemented by Supplement No. 1 dated July 6, 2010 (the “Prospectus”).

The sole purpose of this Prospectus Supplement is to modify the “Selling Shareholder” section to reflect the removal of JGD Management Corp. as a selling shareholder in the Prospectus and the reallocation of our ordinary shares by York Capital Management Global Advisors, LLC, which is listed as a selling shareholder in the Prospectus.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement  is qualified in its entirety by reference to the Prospectus  except to the extent that the information herein modifies or supersedes the information contained in the Prospectus.  Except as amended by this Prospectus Supplement, the “Selling Shareholder” section of the Prospectus is not otherwise affected by this prospectus supplement.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the Prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is September 21, 2011.

The information in the table supersedes in its entirety the information with respect to York Capital Management Global Advisors, LLC and JGD Management Corp. in the table appearing under the heading “Selling Shareholder” in the Prospectus, including the information on beneficial ownership of the ordinary shares set forth in footnotes (1) and (2) to such table.  All other information in the Prospectus shall remain unchanged.

The information in this table is based on 41,061,464 ordinary shares outstanding as of September 20, 2011. The first column lists the name of the Selling Shareholder. The second and third columns list the number and percentage of ordinary shares beneficially owned by the Selling Shareholder prior to the offering, based on the Selling Shareholder’s ownership of the ordinary shares, as of September 20, 2011. The fourth column lists the ordinary shares being offered by this prospectus by the Selling Shareholder. The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the Selling Shareholder pursuant to this prospectus. The Selling Shareholder may sell all, some or none of its shares in this offering.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering	Percentage of Ordinary Shares Beneficially Owned Prior to Offering	Number of Ordinary Shares Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After Offering
York Capital Management Global Advisors, LLC (1)	8,121,651	19.8%	8,121,651	--	--

(1)
The information in this table is based on Amendment No. 8 to Schedule 13D filed on September 20, 2011 by York Capital Management Global Advisors, LLC, a New York limited liability company (“YGA”) with respect to:

(i) 572,569 ordinary shares directly owned by York Capital Management, L.P., a Delaware limited partnership;
(ii) 5,556,527 ordinary shares directly owned by York Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership;
(iii) 301,080 ordinary shares directly owned by York Credit Opportunities Fund, L.P., a Delaware limited partnership;
(iv) 645,709 ordinary shares directly owned by York Credit Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership;
(v) 558,610 ordinary shares directly owned by Jorvik Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership; and
(vi) 487,156 ordinary shares directly owned by an account managed by York Managed Holdings, LLC (such account, the “Managed Account”).

YGA, the sole managing member of the general partner of each of the entities numbered (i)-(v) above and the sole managing member of York Managed Holdings, LLC, exercises investment discretion over such investment funds and the Managed Account.

The principal business address of each of these entities is c/o York Capital Management Global Advisors, LLC, 767 Fifth Avenue, 17th Floor, New York, New York, 10153.